Exhibit 99.01

OG&E files Motion to Modify OCC Environmental Compliance order
Company asks for approval of scrub/convert plan

This afternoon, OG&E filed a Motion to Modify the Oklahoma Corporation Commission’s (OCC) Dec. 2 order in the OG&E Environmental Case. OCC rules allow a party to file motions for ten days after an order is given.

OG&E is asking the OCC to modify only one part of the order: the approval of the OG&E Environmental Compliance plan, referred to as the scrub/convert plan, adding scrubbers to two coal-fired units at the Sooner Power plant and converting two of the three coal units at Muskogee to natural gas. This plan will put OG&E in compliance with EPA mandates, while preserving fuel diversity for our customers.

In this motion, OG&E agrees with the OCC’s Dec. 2 order to postpone cost recovery and commits to waive the request for a rider. The actual costs associated with the Environmental Compliance plan can be dealt with through other regulatory means at a later date. The same is true for the Mustang Modernization Plan.

A hearing on this motion is scheduled for Thursday, Dec. 17.